United States
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549
__________________

FORM 8-K
__________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 10, 2008

Commission File Number 1-12803

URSTADT BIDDLE PROPERTIES INC.
(Exact name of registrant as specified in its Charter)

Maryland	04-2458042
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

321 Railroad Avenue, Greenwich, CT	06830
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  (203) 863-8200

N/A
(Former Name or Former address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)

□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 10, 2008, the Company’s Board of Directors approved amendments to, and authorized a restatement of, the Company’s non-qualified deferred compensation plan applicable to post-2004 deferrals.  The amended and restated plan incorporates requirements imposed by Internal Revenue Service Code Section 409A and the final regulations applicable thereto.  Following is a summary of the significant terms of the amended and restated plan:

Eligibility: Participation is limited to employees of the Company whose annual compensation is at least $200,000 (which amount, starting in 2009, shall be increased annually by the same percentage by which the annual compensation limit under Section 401(a)(17) increases, if any).

Deferrals:  A participant may defer up to 100% of the participant’s base salary and bonus.  Amounts deferred are credited with interest at a rate determined annually by the Company’s Compensation Committee.  An election to defer base salary or bonus must be made prior to the calendar year in which such compensation will be paid.

Distribution:  When making a deferral election, a participant also will make an election regarding the timing and manner of distribution of the participant’s deferrals and interest thereon.  Changes in any such election, and distributions under the Plan, will be permitted and made only to the extent allowed by Internal Revenue Code Section 409A.

Effective Date:  The effective date of the amended and restated plan is January 1, 2005.

Item 9.01                      Financial Statements and Exhibits

The following is filed as a part of this report:

Exhibit 99.1                  Urstadt Biddle Properties Inc. Amended and Restated Excess Benefit and Deferred Compensation Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

URSTADT BIDDLE PROPERTIES INC.
(Registrant)

DATE: December 15, 2008	By: /s/ Thomas D. Myers Name: Thomas D. Myers Title:Senior Vice President

EXHIBIT INDEX

Exhibit No.                            Exhibit Description

99.1	Urstadt Biddle Properties Inc. Amended and Restated Excess Benefit and Deferred Compensation Plan